Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated May 14, 2013

J.P. Morgan ETF Efficiente 5 Index

Performance Update - May 2013

OVERVIEW
JPMorgan ETF Efficiente 5 Index is a J.P. Morgan strategy that seeks to generate returns through investing in exchange traded funds ("ETFs") and a cash index to provide exposure to a universe of diverse assets based on the efficient frontier portfolio analysis approach.

Hypothetical and Actual Historical Performance -April 30, 2003 to April 30,
2013
[GRAPH]

Key Features of the Index

o    The strategy is based on a universe of 12 ETFs covering a broad range of assets and geographic regions, and a cash index.
o    Monthly rebalancing of portfolio allocation, with all positions financed by short term borrowing of cash.
o    Targets a volatility of 5%.
o    Levels published on Bloomberg under the ticker EEJPUS5E.

Hypothetical and Actual Historical Volatility --October 29, 2003 to April 30,
2013
[GRAPH]

Recent Index Performance
                         April 2013 March 2013 February 2013  YTD
------------------------ ---------- ---------- ------------- -----
Historical Return(1)       2.93%       0.34%       0.14%     3.04%
------------------------ ---------- ---------- ------------- -----

Recent Index Composition

                                                              iShares                                                     iShares SandP                                   JPMorgan
          SPDR SandP                iShares     iShares       IBOXX INV  iShares IBOXX                       iShares JP   GSCI Cmdty-               iShares DJ iShares    Cash Index
          500 ETF    iShares        MSCI EAFE   Barclays 20+  GR Corp    H/Y CORP       iShares MSCI         Morgan EM    Indexed       SPDR Gold   US Real    Barclays   USD 3
          Trust      Russell 2000   Index Fund  Year TR       Bond       BOND           Emerging Mkt Index   Bond Fund    Trust         Trust       Estate     TIPS Bond  Month
----------------------------------------------------------------------------------------------------------------------------------------------------------------------

May 13    10.0%         0.0%        20.0%       20.0%         10.0%      15.0%           0.0%                 0.0%         0.0%         0.0%        20.0%       5.0%      0.0%
-----------------------------------------------------------------------------------------------------------------------------------------------------------

April 13  0.0%          10.0%       20.0%       15.0%          0.0%      20.0%           0.0%                 0.0%         0.0%         0.0%        20.0%       0.0%     15.0%

May 14, 2013

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and Correlation -- April 30, 2013

                                                                                                 Ten Year
                                      Three Year   Five Year           Ten Year                  Annualized     Ten Year    Sharpe Ten Year
                                      Annualized   Return Annualized   Return Annualized Return  Volatility      Ratio      Correlation
------------------------------------- -----------------------------------------------------------------------------------------------------
ETF Efficiente Index                       8.0%       6.1%             6.6%                       5.9%              112.6%       100.0%
------------------------------------- ------------- ---------------------------------------------------------------------------------------
SandP 500 Index (Excess Return)           12.1%       4.0%             5.4%                      20.5%               26.1%        27.3%
------------------------------------- ------------- ---------------------------------------------------------------------------------------
Barclays Aggregate Bond Index (Excess
                                           4.9%       4.5%             2.6%                       3.9%               67.3%        27.7%
Return)
------------------------------------- -----------------------------------------------------------------------------------------------------

Notes

Hypothetical, historical performance measures: Represent the performance of the
ETF Efficiente Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through October 28,
2010, and the actual historical performance of the ETFs based on the daily closing level from October 29, 2010 through April 30, 2013, as well as the performance of the SandP 500 Index (Excess Return), and the Barclays Aggregate
Bond Index (Excess Return) over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded).
There is no guarantee the ETF Efficiente Index will outperform the SandP 500
Index (Excess Return), the Barclays Aggregate Bond Index (Excess Return) or any
alternative investment strategy. Sources: Bloomberg and JPMorgan.

SandP 500 Index (Excess Return) represents a hypothetical index constructed from the total returns of the SandP 500 Index with the returns of the Cash Index deducted. Barclays Aggregate Index (Excess Return) represents a hypothetical index constructed from the returns of the Barclays Aggregate Index with the returns of the Cash Index deducted.

Volatility: hypothetical, historical six-month annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the historical returns, as applicable to the relevant measurement period, of the ETF Efficiente, SandP 500 Index (Excess Return), and the Barclays
Aggregate Bond Index (Excess Return).

Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns since April 30, 2003. The Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

The back-tested, hypothetical, historical annualized volatility and index returns may use substitutes for any ETF that was not in existence or did not meet the liquidity standards at that particular time.

The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis. Source: Bloomberg and
JPMorgan.

Key Risks

     0    There are risks associated with a momentum-based investment strategy--The ETF Efficiente Index (the "Strategy") is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Strategy may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.

     0    Correlation of performances among the basket constituents may reduce the performance of strategy--performances among the basket constituents comprising the index from time to time (the "Basket
          Constituents") may become highly correlated from time to time during the term of your investment. High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the Strategy.

     0    Our affiliate, JPMSL, is the Calculation Agent and may adjust the
          Index in a way that affects its level--The policies and judgments for which JPMSL is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor with returns linked to the Index.

     0    The Index may not be successful, may not outperform any alternative strategy related to the Basket Constituents, or may not achieve its target volatility of 5%.

     0    The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Basket Constituents by asset type and geographical region. Changes in the value of the Basket Constituents may offset each other.

     0    An investment linked to the Index is subject to risks associated with
          non-U.S securities markets, such as emerging markets and currency exchange risk.

     0    The Index was established on October 29, 2010 and has a limited operating history

The risks identified above are not exhaustive.  You should also review carefully the related "Risk Factors" section in the relevant product supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.
For more information on the Index and for additional key risk information see
Page 9 of the Strategy Guide at http://www. sec.
gov/Archives/edgar/data/19617/000095010313002214/crt_dp37432-fwp.     pdf

DISCLAIMER

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free
(866) 535-9248.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-177923

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com